     TERM LOAN AGREEMENT, dated as of June 27, 2007, among ITC HOLDINGS CORP., a Michigan corporation (the “Borrower”) and JPMORGAN CHASE BANK, N.A. (the “Lender”).
     The Borrower has requested that the Lender make term loans to it in an aggregate principal amount not exceeding $25,000,000. The Lender is prepared to make the loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     As used herein, the following terms shall have the meanings specified in this Article 1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
     1.1 Defined Terms.
     “ABR” shall mean, for any day, a rate per annum equal to the greater of (a) the rate of interest (however designated) established by the Lender as its prime rate in effect at its principal office in New York, New York and (b) the Federal Funds Effective Rate in effect on such day plus 0.5%. Any change in the ABR due to a change in any of the foregoing rates shall be effective as of the opening of business on the effective date of such change in such rate.
     “ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.7(a).
     “Affiliate” shall mean, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, and (b) any other Person in which such Person directly or indirectly through Subsidiaries has a 10% or greater equity interest. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Voting Stock having ordinary voting power for the election of directors (or the equivalent) of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of Capital Stock, by contract or otherwise.
     “Agreement” shall mean this Term Loan Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time.
     “Applicable Margin” shall mean (i) with respect to all ABR Loans, 0.0% per annum, and (ii) with respect to all LIBOR Loans, 0.50% per annum.
     “Approved Fund” shall mean any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by the Lender and an Eligible Assignee substantially in a form approved by the Lender.

     “Authorized Officer” shall mean the Chief Executive Officer, the President, any Executive Vice President, any Senior Executive Vice President, any Senior Vice President, the Chief Financial Officer, the Treasurer or General Counsel of the Borrower or any other senior officer of the Borrower designated as such in writing to the Lender by the Borrower.
     “Borrower” shall have the meaning provided in the recitals to this Agreement.
     “Borrowing” shall mean (i) the incurrence of any Type of Loan (in the case of each LIBOR Loan, having the same LIBOR Period) on a single given date by delivery of a Notice of Borrowing or (ii) the conversion or continuation of any Loan (in the case of each LIBOR Loan, having the same LIBOR Period) on a given date by delivery of a Notice of Continuation.
     “Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Loans, any day that is a Business Day described in clause (a) excluding any day that shall be in the City of London a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close.
     “Capital Stock” shall mean common shares, preferred shares or other equivalent equity interests (howsoever designated) of capital stock of a corporation, equity preferred or common interests or membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.
     “Closing Date” shall mean June 27, 2007.
     “Commitment” shall mean the obligation of the Lender to make Loans to the Borrower pursuant to Section 2.01 in a principal amount up to but not exceeding $25,000,000, on and subject to the terms and conditions hereof.
     “Confidential Information” shall have the meaning provided in Section 9.17.
     “Control”, “Controls” and “Controlled”, when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of Voting Stock, by contract or otherwise.
     “Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
     “Dollars” and “$” shall mean lawful currency of the United States.
     “Eligible Assignee” means (i) an Affiliate of the Lender, (ii) an Approved Fund, and (iii) any other Person (other than a natural person) with (unless an Event of Default has occurred and is continuing) the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Non-U.S. Lender.

     “Event of Default” shall have the meaning provided in Article 8.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.
     “F.R.S. Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.
     “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Hostile Take-Over Bid” shall mean an offer to purchase a controlling interest in any Person by the Borrower or any of its Subsidiaries or in which the Borrower or any of its Subsidiaries is involved, in respect of which the board of directors (or equivalent governing body for such entity) of the target entity has recommended against acceptance of such offer to the target entity’s shareholders or equity holders or which is similarly opposed or contested.
     “including” and “include” shall mean including without limiting the generality of any description preceding such term, and, for purposes of this Agreement, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.
     “Lender” shall have the meaning provided in the preamble to this Agreement.
     “LIBOR” shall mean, for any Interest Period, the offered rate for deposits in Dollars for a period equal to or nearest the number of days in such Interest Period which appears on Reuters Page LIBOR01 at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period, provided that, if such rate is not made available by Reuters, the “LIBO Rate” shall mean, with respect to each day during the relevant Interest Period, the rate per annum equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the respective rates notified to the Lender by the Lender’s London branch as the rate at which Dollar deposits are offered by the Lender’s London branch to prime banks at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period in the London interbank market for delivery on the first day of such Interest Period, in each case for a period approximately equal to the number of days in such Interest Period and in an amount comparable to the aggregate principal amount of the Borrowings.
     “LIBOR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.7(b).

     “LIBOR Period” shall mean, with respect to a Loan, the interest period selected by the Borrower for such Loan in accordance with Section 2.8.
     “Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment by way of security, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
     “Loan” shall have the meaning provided in Section 2.1.
     “Maturity Date” shall mean October 29, 2007 or, if earlier, the date on which the Commitment shall have terminated or shall have been reduced to zero.
     “Minimum Borrowing Amount” shall mean $500,000.
     “Notice of Borrowing” shall mean a Notice of Borrowing provided pursuant Section 2.3(a), substantially in the form of Exhibit A.
     “Notice of Continuation” shall have the meaning provided in Section 2.6(a).
     “Non-U.S. Lender” shall mean any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.
     “Organic Document” shall mean, relative to any Person, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s Capital Stock.
     “Participant” shall have the meaning provided in Section 9.6(c)(i).
     “Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
     “Revolving Credit Agreement” shall mean the Revolving Credit Agreement, dated as of March 29, 2007 (as amended, supplemented or otherwise modified from time to time), among the Borrower, the various financial institutions and other Persons from time to time parties thereto and the Lender, as administrative agent.
     “Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock or issued share capital of any class or classes of such corporation shall have or might have voting power by reason of the happening of any, contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest and more than a 50% voting interest at the time and (c) any other corporation, partnership, joint venture or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such statements were prepared in accordance with GAAP and (ii) that is controlled (as defined in clause (b) of the definition of such term in the definition of the term “Affiliate”) by such Person. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Taxes” shall have the meaning provided in Section 3.3(a)(i).
     “Type” shall mean as to any Loan, its nature as an ABR Loan or a LIBOR Loan.
     “United States” and “US” shall mean the United States of America.
     “Voting Stock” shall mean Capital Stock of a Person which carries voting rights or the right to Control such Person under any circumstances; provided that Capital Stock which carries the right to vote or Control conditionally upon the happening of an event shall not be considered Voting Stock until the occurrence of such event and then only during the continuance of such event.
     1.2 Accounting Terms; GAAP.
     Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE 2
AMOUNT AND TERMS OF CREDIT
     2.1 Commitment.
     (a) Subject to and upon the terms and conditions herein set forth, the Lender agrees to make one or more term loans (each a “Loan” and, collectively, the “Loans”) to the Borrower on the Closing Date in Dollars in a principal amount up to but not exceeding $25,000,000. Loans may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans.
     (b) The Borrower shall use the proceeds from the Loans to prepay advances under the Revolving Credit Agreement and for general corporate purposes of the Borrower and its Subsidiaries; provided that, notwithstanding any of the foregoing, none of the proceeds from the Loan may be used to finance any Hostile Take Over Bid.

     2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings.
     The aggregate principal amount of each Borrowing shall be in a multiple of $100,000 and shall not be less than the Minimum Borrowing Amount.
     Notwithstanding anything to the contrary contained herein, there shall be no more than one Type of Loan outstanding at any one time. If such Loan is a LIBOR Loan there shall be no more than one Interest Period at any one time.
     2.3 Notice of Borrowing.
     (a) When the Borrower desires to borrow the Loans hereunder, it shall give the Lender (i) a written Notice of Borrowing (or telephonic notice promptly confirmed in writing) prior to 12:00 noon (New York time) at least three Business Days prior to the proposed day of the Borrowing, if such Borrowing consists of any LIBOR Loans and (ii) a written Notice of Borrowing (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the proposed day of the Borrowing, if the Borrowing consists only of ABR Loans. The Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether such borrowing shall consist of ABR Loans or LIBOR Loans, (iv) if such borrowing shall consist of LIBOR Loans, the LIBOR Period to be applicable thereto and (v) the number and location of the account to which funds are to be disbursed.
     (b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Lender may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Lender in good faith to be from an Authorized Officer of the Borrower. In each such case the Borrower hereby waives the right to dispute the Lender’s record of the terms of any such telephonic notice.
     2.4 Disbursement of Funds.
     No later than 12:00 Noon (New York time) on the date specified in the Notice of Borrowing, the Lender will make available the Borrowing requested to be made on such date in the manner provided below.
     2.5 Repayment of Loans.
     The Borrower shall, on the Maturity Date, repay to the Lender the full principal amount of the Loan.
     2.6 Changes in Type of Loan.
     (a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another permitted Type or to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional LIBOR Period; provided that (i) no partial continuation of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a Borrowing to less than the Minimum

Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans, if a Default or Event of Default is in existence on the date of the proposed conversion and the Lender has determined in its sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional LIBOR Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Lender has determined in its sole discretion not to permit such continuation, (iv) no LIBOR Period in excess of one month may be selected for any LIBOR Loan if a Default or Event of Default is in existence on the date of the proposed continuation and the Lender has determined in its sole discretion not to permit such longer LIBOR Period, (v) such Borrowing resulting from continuations or conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2 and (vi) the outstanding principal amount of a Loan of one Type may not be converted into a Borrowing of another permitted Type until the end of the current LIBOR Period for such Loan. Each such continuation or conversion shall be effected by the Borrower by giving the Lender at the location set forth in Section 12.2 prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice substantially in the form of Exhibit B (or telephonic notice promptly confirmed in writing) (each a “Notice of Continuation”) specifying the Loans to be so continued or converted, the Type of Loans to be continued or converted into and, if such Loans are to be converted or continued as LIBOR Loans, the LIBOR Period to be initially applicable thereto. This Section shall not be construed to permit the Borrower to change the currency of any borrowing.
     (b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Lender has determined in its sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current LIBOR Period into ABR Loans.
     (c) If upon the expiration of any LIBOR Period in respect of LIBOR Loans, the Borrower has failed to elect a new LIBOR Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to convert such LIBOR Loan into a Borrowing of ABR Loans effective as of the expiration date of such current LIBOR Period.
     2.7 Interest and Fees.
     (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise and both before and after default and judgment) at a rate per annum that shall at all times be equal to the Applicable Margin for ABR Loans plus the ABR in effect from time to time.
     (b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise and both before and after default and judgment) at a rate per annum that shall at all times be equal to the Applicable Margin for LIBOR Loans plus the relevant LIBOR.
     (c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest thereon or fees payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is

(x) in the case of overdue principal, equal to the rate that would otherwise be applicable thereto plus, to the extent permitted by applicable law, 2.00% (after as well as before maturity and judgment), (y) in the case of any overdue interest with respect to such Loan, equal to the rate of interest applicable to such Loan plus, to the extent permitted by applicable law, 2.00%, or (z) in the case of any overdue fees or other amounts owing hereunder, equal to the rate of interest then applicable to such Loan plus 2.00%, in each case from and including the date of such non payment to but excluding the date on which such amount is paid in full (after as well as before maturity and judgment). All interest payable pursuant to this Section 2.7(c) shall be payable upon demand.
     (d) Interest on each Loan shall accrue from and including the date of the relevant Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each of March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each LIBOR Period applicable thereto and (iii) in respect of each Loan on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
     (e) All computations of interest hereunder shall be made in accordance with Section 3.4.
     (f) The Lender, upon determining the interest rate for any Borrowing of the LIBOR Loans, shall promptly notify the Borrower. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
     2.8 LIBOR Periods.
     At the time the Borrower gives the Notice of Borrowing or Notice of Continuation in respect of the making of, or conversion into or continuation, the Borrowing of any LIBOR Loan prior to 10:00 a.m. (New York time) on the third Business Day prior to the applicable date of making of such LIBOR Loan, the Borrower shall have the right to elect by giving the Lender written notice of (or telephonic notice promptly confirmed in writing) the LIBOR Period applicable to such Borrowing, which LIBOR Period shall, at the option of the Borrower, be two weeks or one, two or three months. Notwithstanding anything to the contrary contained above:
     (a) the initial LIBOR Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each LIBOR Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding LIBOR Period expires;
     (b) if any LIBOR Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period, such LIBOR Period shall end on the last Business Day of the calendar month at the end of such LIBOR Period;
     (c) if any LIBOR Period would otherwise expire on a day that is not a Business Day, such LIBOR Period shall expire on the next succeeding Business Day;

provided that if any LIBOR Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such LIBOR Period shall expire on the next preceding Business Day; and
     (d) the Borrower shall not be entitled to elect any LIBOR Period in respect of any LIBOR Loan if such LIBOR Period would extend beyond the Maturity Date.
     2.9 Increased Costs, Illegality, etc.
     (a) In the event that the Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
     (i) on any date for determining LIBOR for a Borrowing of LIBOR Loans for any LIBOR Period that by reason of any changes arising on or after the date hereof affecting the London interbank market (x) deposits in Dollars in the principal amounts of the Loans comprising such Borrowing are not readily available to the Lender in the London interbank market or (y) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or
     (ii) at any time, that the Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, but not limited to, a change in official reserve requirements (including any reserve requirements specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities” as therein defined), and/or (y) other circumstances affecting the London interbank market; or
     (iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by the Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the London interbank market;
then, and in any such event, the Lender shall within a reasonable time thereafter give notice (if by telephone confirmed in writing) to the Borrower of such determination. Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available from the Lender (and the Lender’s obligation to make such Loans shall be suspended) until such time as the Lender notifies the Borrower that the circumstances giving rise to such notice by the Lender no longer exist (which notice the Lender agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed, with respect to the Lender only, to be a Notice of Borrowing or Notice of Continuation for ABR Loans, (y) in the case of clause (ii) above, the Borrower shall pay to the Lender, promptly after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Lender in its reasonable discretion shall determine) as shall be required to compensate the Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to the Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by the Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) other than any such increase or reduction attributable to taxes and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.9(b) as promptly as possible and, in any event, within the time period required by law.
     (b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.9(a)(ii) or 2.9(a)(iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.9(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing by way of conversion into a LIBOR Loan, cancel said Borrowing by giving the Lender telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by the Lender pursuant to Section 2.9(a)(ii) or 2.9(a)(iii), or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days notice to the Lender, require the Lender to convert each such LIBOR Loan into an ABR Loan.
     (c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, or compliance by the Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on the Lender’s or its parent’s capital or assets as a consequence of the Lender’s commitments or obligations hereunder to a level below that which the Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of the Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. The Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.9(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.12, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.9(c) upon receipt of such notice.

     2.10 Compensation.
     If (a) any payment of principal of any LIBOR Loan, or any continuation of any LIBOR Loan, is made by the Borrower to or for the account of the Lender other than on the last day of the LIBOR Period for such LIBOR Loan pursuant to Section 2.5, 2.6, 2.9 or 3.1, as a result of acceleration of the maturity of the Loans pursuant to Article 8 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan as a result of a withdrawn Notice of Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 4.1, the Borrower shall, after receipt of a written request by the Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses that the Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such LIBOR Loan.
     2.11 Change of Lending Office.
     The Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.9(a)(ii), 2.9(a)(iii) or 3.3 with respect to the Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of the Lender) to designate another lending office for the Loans affected by such event; provided that such designation is made on such terms that the Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the right of the Lender provided in Section 2.9 or 3.3.
     2.12 Notice of Certain Costs.
     Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.9, 2.10 or 3.3 is given by the Lender more than 180 days after the Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, the Lender shall not be entitled to compensation under Section 2.9, 2.10 or 3.3, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.
ARTICLE 3
PAYMENTS
     3.1 Prepayments.
     The Borrower shall have the right to prepay any Borrowing, without premium or penalty, in whole or in part at any time and from time to time. Such prepayment of Loans shall be subject to the following conditions: (a) the Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) to be prepaid, which notice shall be given by the Borrower no later than 10:00 a.m. (New York time) three Business Days prior to the date of such prepayment; (b) each partial prepayment shall be in an amount that is a multiple of $100,000 and in an aggregate principal amount of at least $5,000,000; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans; and (c) any prepayment of LIBOR Loans pursuant to this Section 3.1 on any day other than the last day of a LIBOR Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.10; provided further that at the Borrower’s election in connection with any prepayment pursuant to this Section 3.1.
     3.2 Method and Place of Payment.
     (a) Except as otherwise specifically provided herein, all payments to be made by the Borrower under this Agreement shall be made, without set off, counterclaim or deduction of any kind, to the Lender, not later than 12:00 Noon (New York time) on the date when due. Such payments shall be made in immediately available funds at the office of the Lender from time to time notified by the Lender to the Borrower (but initially the office set forth for the Lender in Section 9.2), it being understood that written or facsimile notice by the Borrower to the Lender to make a payment from the funds in the Borrower’s account at an office of the Lender shall constitute the making of such payment to the extent of such funds held in such account.
     (b) Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
     3.3 Net Payments.
     (a) (i) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender and (ii) any taxes imposed on the Lender as a result of a current or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) (“Taxes”) except to the extent that such deduction or withholding is required by any applicable law, as modified by the administrative practice of any relevant Governmental Authority then in effect. If any such Taxes are required to be withheld from any amounts payable to the Lender hereunder, the Borrower shall:

     (A) promptly notify the Lender of such requirement;
     (B) promptly pay to the relevant Governmental Authority when due the full amount required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by such Borrower to the Lender under this Section 3.3(a);
     (C) as promptly as possible thereafter, forward to the Lender an official receipt (or a certified copy), or other documentation reasonably acceptable to the Lender, evidencing such payment to such Governmental Authority; and
     (D) pay to the Lender, in addition to the payment to which the Lender is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Lender (free and clear of any such Taxes, whether assessed against the Borrower, the Lender) will equal the full amount the Lender would have received had no such deduction or withholding been required.
     (ii) If the Borrower fails to pay to the relevant Governmental Authority when due any Taxes that it was required to deduct or withhold under this Section 3.3(a) in respect of any payment to or for the benefit of the Lender under this Agreement or fails to furnish the Lender with the documentation referred to in this Section 3.3(a) when required to do so, the Borrower shall forthwith on demand fully indemnify the Lender for any incremental taxes, interest, costs or penalties that may become payable by the Lender as a result of such failure.
     (iii) The Borrower’s obligations under this Section 3.3(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     (b) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the Lender shall cooperate with the Borrower in challenging such taxes at the Borrower’s expense if so requested by the Borrower. If the Lender receives a refund of, or credit for, a Tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund or credit in the good faith judgment of the Lender is attributable to such payment made by the Borrower, then the Lender shall reimburse the Borrower for such amount as the Lender determines to be the proportion of the refund or credit as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required. The Lender shall claim any refund or credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. The Lender shall not be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (b) or any other provision of this Section 3.3.
     3.4 Computations of Interest and Fees.
     (a) All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate of the Lender shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or LIBOR rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.
     (b) All interest payments to be made under this Agreement shall be paid without allowance or deduction for deemed re investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.
     (c) The amount of costs and expenses required to be paid or reimbursed by the Borrower pursuant to Section 9.5 or any other provision of this Agreement shall bear interest until paid, as well after as before demand, default, maturity and judgment, at the highest rate provided for in Section 2.7(c).
     (d) If interest is not paid on the indebtedness of the Borrower to the Lender hereunder, or any part thereof, as and when interest is due and payable hereunder, unpaid interest shall bear interest until paid, as well after as before demand, default, maturity and judgment, at the rates provided for in Section 2.7(c).
ARTICLE 4
CONDITIONS PRECEDENT
     4.1 Conditions Precedent.
     The initial Loan under this Agreement is subject to the satisfaction of the following conditions precedent:
     (a) Closing Certificate. The Lender shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.
     (b) Proceedings of the Borrower. The Lender shall have received a copy of the resolutions, in form and substance satisfactory to the Lender, of the Board of Directors of the Borrower (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of this Agreement (and any agreements relating thereto) and (b) the extensions of credit contemplated hereunder.
     (c) Organic Documents. The Lender shall have received true and complete copies of the articles of incorporation and by laws of the Borrower and a certificate of good standing with respect to the Borrower issued by its jurisdiction of incorporation or organization.
     (d) Legal Opinion. The Lender shall have received in form and substance reasonably satisfactory to it the executed legal opinion of special Michigan counsel to the Borrower with respect to the status and capacity of the Borrower, the due authorization, execution and delivery of this Agreement by the Borrower, the validity, binding effect, legality and enforceability of this Agreement, compliance with the Organic Documents of the Borrower and with applicable law and such other matters as the Lender may reasonably request in form and substance satisfactory to the Lender.
     (e) No Default; Representations and Warranties True and Correct. At the time of the Borrowing and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties made by the Borrower contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Loan (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
     (f) Notice of Borrowing. Prior to the making of the Loan, the Lender shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.
     The acceptance of the benefits of the Borrowing shall constitute a representation and warranty by the Borrower to the Lender that all the applicable conditions specified above exist as of that time.
     The obligation of the Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to the Lender in connection herewith.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
     The Borrower hereby represents and warrants that the representations and warranties set forth in Article 7 of the Revolving Credit Agreement are true and correct, which representations and warranties, together with all related definitions and ancillary provisions, all as in effect from time to time, are hereby incorporated herein by reference mutatis mutandis and shall be deemed to continue in effect (with any amendments, modifications or waivers thereof) for the benefit of the Lender, as applicable (provided that if the Revolving Credit Agreement is no longer in effect then the foregoing clause shall be deemed to apply to such provisions, definitions and ancillary provisions as the same were in effect immediately before the Revolving Credit Agreement ceased to be in effect) in each case set forth in Article 7 of the Revolving Credit Agreement to the Lender as if (i) each reference therein to “Administrative Agent” or “Lenders” and similar expressions were references to the Lender, (ii) each reference therein to “Closing Date” and similar expressions were references to the “Closing Date” as defined herein, and (iii) each reference to the Revolving Credit Agreement were a reference to this Agreement.
ARTICLE 6
AFFIRMATIVE COVENANTS
     The Borrower hereby agrees to perform the covenants in Article 8 of the Revolving Credit Agreement, which covenants, together with all related definitions and ancillary provisions, all as in effect on the date hereof, are hereby incorporated herein by reference mutatis mutandis and shall be deemed to continue in effect (with any amendments, modifications or waivers thereof) for the benefit of the Lender irrespective of whether any provision of the Revolving Credit Agreement is waived, modified, amended or the Revolving Credit Agreement remains in effect among the parties thereto and the Borrower covenants and agrees with the Lender that they shall, and shall cause their Subsidiaries to, comply with all of the affirmative covenants set forth in Article 8 of the Revolving Credit Agreement as if (i) each reference therein to “Administrative Agent” or “Lenders” and similar expressions were references to the Lender, (ii) each reference therein to “Closing Date” and similar expressions were references to the “Closing Date” as defined herein, and (iii) each reference to the Revolving Credit Agreement were a reference to this Agreement; provided that any delivery of documents by the Borrower under Section 8.1 of the Revolving Credit Agreement shall constitute a delivery of documents hereunder.
ARTICLE 7
NEGATIVE COVENANTS
     The Borrower hereby agrees to adhere to the covenants in Article 9 of the Revolving Credit Agreement, which covenants, together with all related definitions and ancillary provisions, all as in effect on the date hereof, are hereby incorporated herein by reference mutatis mutandis and shall be deemed to continue in effect (with any amendments, modifications or waivers thereof) for the benefit of the Lender irrespective of whether any provision of the Revolving Credit Agreement is waived, modified, amended or the Revolving Credit Agreement remains in effect among the parties thereto and the Borrower covenants and agrees with the Lender that they shall, and shall cause their Subsidiaries to, comply with all of the negative covenants set forth in Article 9 of the Revolving Credit Agreement as if (i) each reference therein to “Administrative Agent” or “Lenders” and similar expressions were references to the Lender, (ii) each reference therein to “Closing Date” and similar expressions were references to the “Closing Date” as defined herein, and (iii) each reference to the Revolving Credit Agreement were a reference to this Agreement.
ARTICLE 8
EVENTS OF DEFAULT
     8.1 Events of Default.
     The provisions of Article 10 of the Revolving Credit Agreement, together with all related definitions and ancillary provisions, all as in effect on the date hereof, are hereby incorporated herein by reference mutatis mutandis and shall be deemed to continue in effect (with any amendments, modifications or waivers thereof) for the benefit of the Lender irrespective of whether any provision of the Revolving Credit Agreement is waived, modified, amended or the Revolving Credit Agreement remains in effect among the parties thereto and the Borrower covenants and agrees with the Lender that they shall, and shall cause their Subsidiaries to, recognize all of the events of default set forth in Article 10 of the Revolving Credit Agreement as if (i) each reference therein to “Administrative Agent” or “Lenders” and similar expressions were references to the Lender, (ii) each reference therein to “Closing Date” and similar expressions were references to the “Closing Date” as defined herein, and (iii) each reference to the Revolving Credit Agreement were a reference to this Agreement.
     8.2 Remedies.
     Upon the occurrence of any Event of Default described above, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Lender shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 10.5 of the Revolving Credit Agreement, shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Lender as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Commitment terminated; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.5 of the Revolving Credit Agreement, with respect to the Borrower, it will pay) to the Lender at the office of the Lender from time to time notified by the Lender to the Borrower (but initially the office set forth for the Lender in Section 9.2); and/or (iv) exercise any other remedies that may be available under this Agreement or applicable law.
ARTICLE 9
MISCELLANEOUS
     9.1 Amendments and Waivers.
     Neither this Agreement, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Lender may from time to time (a) enter into with the Borrower written amendments, supplements or modifications hereto for the purpose of adding or amending any provisions to this Agreement or changing in any manner the rights of the Lender or of the Borrower hereunder or thereunder, (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences.
     9.2 Notices.
     All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received and, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter, in each case addressed as follows in the case of the Borrower, the Lender (or as set forth in the Assignment and Acceptance of any Lender which is an Assignee) or to such other address as may be hereafter notified by the respective parties hereto:

(i)	The Borrower:

ITC Holdings Corp.
39500 Orchard Hill Place,
Suite 200
Novi, MI 48375
Attention: Edward Rahill
Facsimile No.: (248) 374-7129

(ii)	The Lender:

JPMorgan Chase Bank, N.A.
Loan Operations
10 South Dearborn, 7th Floor
Chicago, IL 60603
Attention: Nanette Wilson
Facsimile No.: (312) 385-7096

with copy to (except in the case of notices relating to borrowings, continuations, conversions and letters of credit):

JPMorgan Chase Bank, N.A.
10 South Dearborn, 9th Floor
Mail Code IL1 -0090
Chicago, IL 60603-2003
Attention: Nancy R. Barwig
Vice President, Mid-Corporate Power Credit
Facsimile No.: (312) 732-1762
provided that any notice, request or demand to or upon the Lender pursuant to Sections 2.3, 2.6, 2.9 and 3.1 shall not be effective until received.
     9.3 No Waiver; Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     9.4 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

     9.5 Payment of Expenses and Taxes.
     The Borrower agrees (a) to pay or reimburse the Lender for all their reasonable and documented out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one counsel to the Lender, (b) to pay or reimburse the Lender for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under, or “workout” or restructuring of, this Agreement and any such other documents, including the reasonable fees, disbursements and other charges of counsel to the Lender, (c) to pay, indemnify, defend and hold harmless the Lender from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (d) to pay, indemnify, defend and hold harmless the Lender, and their respective directors, officers, employees, trustee, agents and Affiliates (collectively, the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable and documented fees, disbursements and other charges of counsel incurred in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or potential party thereto, and any fees or expenses incurred by any Indemnitee in enforcing this indemnity), whether direct, indirect or consequential, whether based on strict liability or negligence, and whether based on any federal, provincial or foreign laws, statutes, rules, regulations or guidelines, common law, equity, contract or otherwise that may be imposed on, incurred by or asserted against any Indemnitee, in any manner arising out of or relating to this Agreement and any other agreements or documents contemplated hereby or thereby, the other transactions contemplated hereby, including the execution, delivery, enforcement, performance and administration of this Agreement and the breach by the Borrower of, or default by the Borrower under, any of the provisions of this Agreement, (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction of which no appeal (or further appeal) is available. The agreements in this Section 9.5 shall survive repayment of the Loan and all other amounts payable hereunder.
     The Lender, agrees that any and all of its rights under this Agreement and any other agreements contemplated hereby and thereby, including recourse for any obligation or claim for any indemnification thereunder, is limited to recourse to the Borrower and its assets as contemplated hereby, and none of the direct or indirect limited partners, partners, shareholders, members of the Borrower or any of their respective employees, directors or officers shall have any obligations or liability, or be subject to any recourse, in respect of any such obligations or claims hereunder or thereunder.

     9.6 Successors and Assigns; Participations and Assignments.
     (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lender. The Lender may assign (in whole, but not in part) to one or more Eligible Assignees all of its rights and obligations under this Agreement with the prior written consent (such consent not to be unreasonably withheld) of the Borrower, provided that no consent of the Borrower shall be required for an assignment to an Affiliate of the Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee.
     (c) Participations.
     (i) Participations Generally. The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) the Lender’s obligations under this Agreement shall remain unchanged, (B) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the third sentence of Section 9.1 that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender.
     (ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 3.3.
     9.7 Adjustments; Set off.
     After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such set off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set off and application.
     9.8 Marshalling; Payments Set Aside.
     The Lender shall not be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Borrower’s obligations hereunder. To the extent that the Borrower makes a payment or payments to the Lender, or the Lender enforces any security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other provincial, state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     9.9 Counterparts.
     This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     9.10 Severability.
     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.11 Integration.
     This Agreement represents the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein.
     9.12 Governing Law.
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES APPLICABLE THEREIN (EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE WHICH MIGHT REFER SUCH CONSTRUCTION TO THE LAWS OF ANOTHER JURISDICTION).
     9.13 Submission to Jurisdiction; Waivers.
     The Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected in accordance with the local rules of civil procedure or by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Lender shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.14 any special, exemplary, punitive or consequential damages.
     9.14 Acknowledgments.
     The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

     (b) the Lender (in any capacity) has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement; and
     (c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Borrower and the Lender.
     9.15 Waivers of Jury Trial.
     THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
     9.16 Confidentiality.
     The Lender shall hold all non public information furnished by or on behalf of the Borrower in connection with the Lender’s evaluation of whether to become a Lender hereunder or obtained by the Lender pursuant to the requirements of this Agreement (“Confidential Information”), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any Governmental Authority, representatives thereof or any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender or pursuant to legal process or the Lender’s lawyers, professional advisors or independent auditors or Affiliates; provided that, unless specifically prohibited by applicable law or court order, the Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition or regulatory compliance of the Lender by such Governmental Authority or in connection with ratings by such rating agency with respect to the Lender) for disclosure of any such non public information prior to disclosure of such information, and provided further that in no event shall the Lender be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. The Lender agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with the Loan made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement substantially in the form prescribed from time to time by the Loan Sales and Trading Association.
     9.17 Treatment of Loan.
     (a) The Borrower does not intend to treat the Loan and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Lender thereof.
     (b) The Borrower acknowledges that the Lender may treat the Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and

the Lender may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ITC HOLDINGS CORP.
By:	/s/ Edward M. Rahill
	Name:	Edward M. Rahill
	Title:	Senior Vice President — Finance and CFO

JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ITC HOLDINGS CORP.
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.
By:	/s/ Nancy R. Barwig
	Name:	Nancy R. Barwig
	Title:	Vice President

EXHIBIT A
Form of Notice of Borrowing
NOTICE OF BORROWING
TO:	JPMorgan Chase Bank, N.A. Loan Operations 10 South Dearborn, 7th Floor Chicago, IL 60603 Attention: Nanette Wilson Facsimile No.: 312/385-7096
     Pursuant to the Term Loan Agreement, dated as of June 27, 2007 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Term Loan Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among ITC Holdings Corp., a Michigan corporation (the “Borrower”), and JPMorgan Chase Bank, N.A., as the Lender, this represents the Borrower’s request to borrow as follows:
Borrowing:
1.	Date of borrowing:

2.	Amount of borrowing:

3.	Interest rate option:

4.	Interest period option:
     Please wire transfer the proceeds of the Borrowing in accordance with the funds flow memorandum delivered under separate cover.
     The undersigned officer, to the best of his or her knowledge, in his or her capacity as an officer of the Borrower certifies that:
     (i) All representations and warranties made by the Borrower contained in the Term Loan Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); and
     (ii) No event has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby that would constitute a Default or an Event of Default.

Dated:

ITC HOLDINGS CORP.
By:
Name:
Title:

EXHIBIT B
Form of Notice of Continuation
TO:	JPMorgan Chase Bank, N.A., Lender under the Credit Agreement (as defined below) Loan Operations 10 South Dearborn, 7th Floor Chicago, IL 60603 Attention: Nanette Wilson Facsimile No.: 312/385-7096
     Pursuant to the Term Loan Agreement, dated as of June 27, 2007 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among ITC Holdings Corp., a Michigan corporation (the “Borrower”) and JPMorgan Chase Bank, N.A., (the “Lender”), this represents the Borrower’s request to continue Loans as follows:

1.	Date of continuation or conversion:

,

2.	Amount of Loans being continued or converted:

$

3.	Nature of continuation or conversion:

	a.	Conversion of a LIBOR Loan as an ABR Loan

	b.	Conversion of an ABR Loan as a LIBOR Loan

	c.	Continuation (rollover) of LIBOR Loans as LIBOR Loans

4.	If Loans are being continued as or converted into LIBOR Loans, the duration of the new LIBOR Period that commences on the continuation or conversion date: month(s)
          The undersigned officer, to the best of his or her knowledge, in his or her capacity as an officer of the Borrower, certifies that:
     (i) All representations and warranties made by the Borrower contained in the Credit Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date) and

     (ii) No event has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby that would constitute a Default or an Event of Default.
Dated:

ITC HOLDINGS CORP.
By:
Name:
Title:

EXHIBIT C
Form of Closing Certificate
CLOSING CERTIFICATE
ITC HOLDINGS CORP.
                    I, the undersigned, an Authorized Officer of ITC Holdings Corp. (the “Borrower”), hereby certify to the best of my knowledge, information and belief, for and on behalf of the Borrower, and not in my personal capacity, that:
(a)	This certificate is furnished pursuant to the Term Loan Agreement (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Credit Agreement”), dated as of June 27, 2007, among the Borrower, a Michigan corporation and JPMorgan Chase Bank, N.A., as Lender. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

(b)	Attached hereto as Exhibit A is a true and complete copy of the Certificate of Incorporation of the Borrower as filed in the Office of the Secretary of State of the State of Michigan, together with all amendments thereto adopted through the date hereof and as in effect on the date hereof.

(c)	Attached hereto as Exhibit B is a true and complete copy of the Bylaws of the Borrower, together with all amendments thereto adopted through the date hereof and as in effect on the date hereof.

(d)	Attached hereto as Exhibit C is a true and complete copy of the resolutions duly adopted by the Board of Directors of the Borrower at a meeting of such Board of Directors held on [ ], approving and authorizing the execution, delivery and performance of the Credit Agreement and the transactions contemplated thereby. Such resolutions have not been amended, modified, revoked or rescinded since the date of adoption thereof, are in full force and effect on the date hereof and are the only resolutions that have been adopted by the Board of Directors of the Borrower with respect to the subject matter thereof.

(e)	The persons whose names appear on Exhibit D attached hereto are duly elected, qualified and acting officers of the Borrower occupying the offices set forth opposite their respective names on Exhibit D, and the signature set forth opposite their respective names are their true and genuine signatures, and each of such officers is duly authorized to execute and deliver the Credit Agreement on behalf of the Borrower and each of the related documents to which it is a party and any other agreement, instrument or document to be delivered by the Borrower pursuant to the Credit Agreement.

(f)	The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects.

(g)	No Default or Event of Default has occurred and is continuing.
*  *  *  *  *

     IN WITNESS WHEREOF, I have hereunto set my hand on behalf of the Borrower this                      day of June, 2007.

Name:
Title:

     I, the undersigned,                      of the Borrower, do hereby certify solely on behalf of the Borrower and not in my individual capacity that                      is the duly elected and qualified Secretary of the Borrower and the signature above is his genuine signature.
     IN WITNESS WHEREOF, I have hereunto set my hand on behalf of the Borrower this                      day of June, 2007.

Name:
Title: